Exhibit 10.1

RETIREMENT TRANSITION AGREEMENT

This Retirement Transition Agreement (“Agreement”) is made between CH2M HILL Companies, Ltd. and John Madia (“Mr. Madia”) to outline the terms and conditions of Mr. Madia’s retirement transition from employment.  CH2M HILL Companies, Ltd., together with its subsidiaries and affiliated corporations, joint ventures, and businesses are referred to collectively in this Agreement as “CH2M.”

In consideration of the promises and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, and intending to be legally bound, the parties hereby agree as follows:

1.Assignment to “Flex” Employment Status.  Effective as of January 2, 2016 (the “Flex Assignment Date”), CH2M shall assign Mr. Madia to a flex employment status for the period commencing on the Flex Assignment Date and terminating on March 11, 2016 (“Retirement Date”), unless otherwise subsequently agreed by the parties (“Retirement Transition Period”).  Mr. Madia is not expected to work at a level greater than 20% of his average level of services performed during the 36 months preceding the Flex Assignment Date, and so will be deemed to have had a “separation from service” for purposes of Section 409A of the Internal Revenue Code as of the Flex Assignment Date.

2.Resignation from Officer and Managing Positions/Termination of Change in Control Agreement.  Effective with Mr. Madia’s Flex Assignment Date, Mr. Madia resigns his officer and/or managing positions with CH2M and its affiliated legal entities.  By signing this Agreement, Mr. Madia also agrees that any Change of Control Agreement that he may have with CH2M as a named executive officer shall be terminated effective January 2, 2016, such termination date having been approved by the Compensation Committee of the Board of CH2M HILL Companies, Ltd. in approving this Agreement.

3.Compensation and Benefits.  In consideration of the covenants and agreements set forth in this Agreement, CH2M will provide to Mr. Madia the following benefits and compensation with respect to the Retirement Transition Period, all of which is discretionary, less all tax and other applicable withholdings, including those prescribed by the IRS, if any, for supplemental income.

3.1Flex Employment Status.  Whereas CH2M has a continuing business need to potentially engage Mr. Madia for a limited period to assist with a transition to a new Chief Human Resources Officer, Mr. Madia will be permitted to assume a flex employment status on the Flex Assignment Date.

3.2Hourly Rate.  For any time worked as a flex employee during the Retirement Transition Period, Mr. Madia’s rate of pay will be $175.00 per hour.  Mr. Madia will receive overtime pay to the extent required by federal/state law.  All amounts payable pursuant to this Section 3 shall be paid no later than March 11, 2016.

3.3Stock Options and/or Restricted Stock.  Because Mr. Madia will remain in an employment status under this Agreement during the Retirement Transition Period until the Retirement Date, Mr. Madia will vest in 9,769 stock options, as per the CH2M HILL Companies, Ltd. Amended and Restated 2009 Stock Option Plan (“Stock Option Plan”). Mr. Madia’s ability to exercise any vested, but unexercised stock options will be governed by the terms of the Stock Option Plan.  Mr. Madia will also be eligible for performance based restricted stock (as part of the long term incentive equity program for the 2013-2015 period) payable in 2016.  The amount, if any, of performance based restricted stock will be governed by the parameters of the long term incentive equity program for the 2013-2015 period and the terms of the CH2M

HILL Companies, Ltd. Amended and Restated Restricted Stock Plan (“Restricted Stock Plan”).  Mr. Madia acknowledges and agrees that that he will forfeit any and all stock options and restricted stock that vests after the Retirement Date, as well as any long term incentive equity program restricted stock for any other performance periods payable after March 11, 2016.

3.4Financial Planning and Tax Consulting.  Mr. Madia will continue to receive services from Ayco for financial planning and tax consulting services through 2016.  Such benefits shall be provided consistent with the requirements of Section 409A of the Internal Revenue Code.

3.5Other Benefits.  All benefits provided to Mr. Madia under any CH2M compensation and benefit plans will be provided consistent with the requirement of Section 409A of the Internal Revenue Code, as applicable.

4.Release and Waiver.  In consideration of the terms of this Agreement set forth in Paragraph 3, Subparagraphs 3.2 to 3.4, together with the covenants, agreements and releases set forth herein, Mr. Madia, on behalf of himself, his family members, his estate, and his assigns and beneficiaries, hereby releases and forever discharges CH2M HILL Companies, Ltd., together with its affiliated companies, subsidiaries, and Employee Benefit Plans and its respective present and former officers, directors, employees, shareholders, agents, representatives, consultants, insurers, plan administrators, trustees, fiduciaries, attorneys, successors and assigns (individually and collectively “Releasees”) from any and all liabilities, causes of action, torts, debts, claims and demands, in statutory law, common law and/or in equity, known or unknown, fixed or contingent, which Mr. Madia has, may have or claims or claimed to have, based upon or in any way related to Mr. Madia’s employment with CH2M, arising up to and including the Effective Date of this Agreement.  This includes but is not limited to claims for damages, wages or other relief arising under federal, state, or local laws prohibiting employment discrimination and other unfair or unlawful treatment, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act Amendments Act of 2008 (“ADAAA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Lily Ledbetter Fair Pay Act of 2009, the Family Medical Leave Act of 2008 (“FMLA”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Equal Pay Act of 1963, as amended, 29 U.S.C. § 206(d)(1)-(4), the Rehabilitation Act of 1974, 29 U.S.C. § 701, et seq., the Health Insurance Portability and Accountability Act of 1996, as amended, § 46 U.S.C. § 300gg, et seq., the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. § 1161, et seq., Executive Order 11246, the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), the Federal Rehabilitation Act, whistleblower claims, and any claims based on any state statute or law, contract, covenant of good faith and fair dealing, public policy, tort or other theories, as well as any claim for attorney’s fees and/or costs or other expenses or fees.  Mr. Madia acknowledges and agrees that this Agreement is all-encompassing and universal and that no controversy remains or any basis for any action, claim, relief, lawsuit, charge or complaint against any or all of the Releases exists after the Effective Date of this Agreement.  For purposes of this Agreement, “Employee Benefit Plan” means any employee benefit plan, as defined in ERISA Section 3(3), sponsored, or contributed to, by CH2M or any Release.  Notwithstanding the proceeding, this release shall not preclude an action to enforce benefits in which the Employee has become or will become vested under ERISA.

For the avoidance of any doubt, and provided Mr. Madia otherwise remains eligible for the benefits by meeting the terms of the applicable plan and/or program documents (e.g., by remaining retired and/or by not competing with CH2M as defined in applicable plan and/or program documents), and subject to the terms of the applicable plan and/or program documents and any CH2M discretion contained therein, by signing this release, Mr. Madia is not waiving (a) his eligibility to receive an award under the Long Term Incentive (“LTI”) Plan for the 2013 LTI Plan year, a prorated award under the LTI Plan for the 2014 LTI Plan year, or a prorated award under the LTI Plan for the 2015 LTI Plan year; (b) his eligibility to receive an award under the 2015 Annual Incentive Plan (“AIP”); (c) the continued vesting during the Retirement Transition Period of stock options awarded under equity incentive plan(s) and/or stock grant agreements; (d) the continued vesting during the Retirement Transition Period of restricted stock grants; or (e) any benefits associated with vested account balances under the Deferred Compensation Plan/Executive Deferred Compensation Plan and the CH2M HILL Companies, Ltd. Supplemental Executive Retirement and Retention Plan.  Mr. Madia explicitly acknowledges and agrees that this Agreement does not create, alter, or amend any rights that he may have under any of the foregoing employee benefit plans and/or programs, which rights are governed by the relevant plan and/or program documents.  Additionally, and consistent with the Bylaws of CH2M HILL Companies, Ltd., CH2M will defend and indemnify Mr. Madia in the event of any legal actions taken by others against Mr. Madia resulting from his roles as an officer and as a director of CH2M HILL Companies, Ltd.

5.Legal Review; Sophisticated Parties; No changes. Mr. Madia and CH2M acknowledge that this Agreement sets forth the entire understanding between them.  Neither party has relied upon any representation or statement with respect to the subject matter hereof, written or oral, not set forth in this Agreement.  This Agreement may not be changed orally, but only by a specific written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

This Agreement is deemed to have been drafted jointly by the parties and any uncertainty or ambiguity shall not be construed for or against any party based upon attribution of drafting to any party.

Mr. Madia, by signing below, acknowledges that CH2M has encouraged him to review the legal effect and implications of this Agreement with an attorney and carefully and thoroughly review the Agreement prior to signing.  As a senior executive and a sophisticated financially savvy party, Mr. Madia acknowledges that he reviewed this Agreement and understands its terms and conditions.

Mr. Madia has up to twenty-one (21) days in which to consider this Agreement.  He may execute the agreement at any time before the end of the twenty-one (21) day review period, but should he do so he acknowledges and agrees that he has done so voluntarily.  After his execution of this Agreement, he shall have seven (7) days to revoke the Agreement and the Agreement shall not become effective or enforceable until the seven (7) days has expired.  If the Agreement is not revoked within the seven (7) day revocation period, it shall become immediately effective (the “Effective Date”).  Any revocation of this Agreement before the expiration of the seven (7) days revocation period must be in writing, must specifically revoke this Agreement, and must be received by Thomas McCoy, EVP and General Counsel, 9191 South Jamaica St., Englewood, CO, 80112 prior to the eighth (8th) day following execution of this Agreement by Mr. Madia.  In the event Mr. Madia revokes this Agreement within the seven-day revocation period, the Agreement shall not be effective or enforceable and Mr. Madia shall not receive the benefits described herein.

6.Second Release.  Mr. Madia also agrees to execute a second release of claims acceptable to CH2M upon the end of the Retirement Transition Period containing substantially identical language to Sections 4, 5 and 7 through 9 hereof.  (See Attachment A, hereto.)

7.Unenforceability.  In the event a particular provision of the Agreement is declared invalid or unenforceable, the remaining provisions of the Agreement will continue in full force and effect.  This Agreement shall be construed in all respects as if such invalid unenforceable provisions were omitted.

8.Governing Law; Dispute Resolution and Venue.  The Parties agree that this Agreement shall be construed and enforced in accordance with the laws of the State of Colorado, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.  The parties agree that all disputes with respect to this agreement shall be resolved through courts of competent jurisdiction located in the State of Colorado.

9.Waivers.  Except as otherwise set forth herein, the waiver by either party of any right under this Agreement or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party whether of the same or a similar nature or otherwise.  No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

IN WITNESSETH WHEREOF, the parties have executed this Agreement as provided below.

CH2M HILL Companies, Ltd.	John Madia*

By: /s/ Jacqueline C. Hinman	/s/ John Madia
Chief Executive Officer	Date: October 6, 2015
Date: October 6, 2015

* Mr. Madia acknowledges that he has read and understands this Agreement, that he signs it freely and voluntarily and after reasonable opportunity to consult with an attorney of his own choosing.